AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER is made and entered into as of December 20, 2004 by and between VidRev Technologies, Inc., a Florida corporation ("VidRev") and Kentex Petroleum, Inc., a Nevada corporation (the "Company" and collectively, the "Parties").

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act ("Florida Law") and the Nevada Business Corporation Act ("Nevada Law"), VidRev and the Company intend to enter into a business combination transaction.

     B. The Parties wish to provide for the terms and conditions of a merger of VidRev with and into the Company, in a transaction that is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and provide for the representations, warranties, agreements and conditions applicable to the Merger.

     C. The Parties intend that this Agreement constitutes a "plan of reorganization" for the purposes of Section 368 of the Code.

     D. The Board of Directors and the stockholders of the Company (i) have determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of the Company and its stockholders, and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     E. The Board of Directors and the stockholders of VidRev (i) have determined that the Merger is consistent with and in furtherance of the long-term business strategy of VidRev and fair to, and in the best interests of VidRev and its stockholders and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                            ARTICLE I
                            THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Nevada Law and Florida Law, VidRev shall be merged with and into the Company (the "Merger"), the separate corporate existence of VidRev shall cease and the Company shall continue as the surviving company (the "Surviving Company").

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form of Exhibit A hereto (the "Certificate of Merger"), with the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida, in accordance with the relevant provisions of Nevada Law and Florida Law (the time of such filing; (or such later time as may be agreed in writing by the Parties and specified in the Certificate of Merger) being the "Effective Time", as soon as practicable on or after the Closing Date (as defined herein)). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Merger and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue,
New York, New York 10022, immediately following the time when all conditions to the Merger set forth in Article V herein have been satisfied or waived by the respective parties or at such other time and date to be mutually agreed by the Parties (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Law and Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and VidRev shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and VidRev shall become the debts, liabilities and duties of the Surviving Company.

     1.4  Articles of Incorporation; Bylaws.

     (a) At the Effective Time, the Amended and Restated Articles of Incorporation of the Company, which shall reflect the change in the name of the Surviving Company to "VidRev Technologies, Inc." (the "Name Change") and in substantially the form attached as Exhibit B hereto, shall be the Articles of Incorporation of the Surviving Company until thereafter amended as provided by law.

     (b) The Amended and Restated Bylaws of the Company, which shall reflect the Name Change and in substantially the form attached as Exhibit Chereto, shall be, at the Effective Time, the Bylaws of the Surviving Company until thereafter amended.

     1.5  Effect on Capital Stock.

          (a) Each share of Common Stock, par value $.0001 per share, of VidRev (the "VidRev Common Stock") issued and outstanding immediately prior to the Effective Time shall be exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Company ("Surviving Company Common Stock").

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall continue to represent one validly issued, fully paid and nonassessable share of Surviving Company Common Stock.

     1.6  Tax Consequences.

     It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.7 Dissenters Rights of Appraisal. The Surviving Company shall provide notice of dissenter's rights to the VidRev and the Company's stockholders in accordance with Florida Law and Nevada Law, respectively.

                           ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to VidRev, subject to the exceptions specifically disclosed in writing and referencing a specific representation in the disclosure letter supplied by the Company to VidRev dated as of the date hereof (the "Company Disclosure Letter"), as follows:

     2.1  Organization of the Company.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     (b)  The Company has no subsidiaries.

     (c) The Company has delivered or made available to VidRev a true and correct copy of the Articles of Incorporation and Bylaws of the Company, as amended to date, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

     2.2 Company Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which there were 2,357,997 shares issued and outstanding as of the date of this Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or contracts of the Company that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or any other securities convertible into or evidencing the right to subscribe for any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as described in the Company Disclosure Letter, at and as of the Closing, the Company will not be a party to any agreement relating to the registration of shares of capital stock of the Company or any successor entity.

     2.3  Authority.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the issuance of the Surviving Company Common Stock in accordance with the terms hereof, have been duly authorized by all necessary corporate action on the part of the Company, subject only to the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by VidRev, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company and the issuance of the Surviving Company Common Stock does not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) subject to compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its or any of their respective properties is bound or affected, or (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 2.3(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, (iii) the filing of the Company's Form S-4 as described in Section 5.3(d) and (iv) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to the Company or VidRev or have a Material Adverse Effect on the ability of the Parties to consummate the Merger. The term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations.

     2.4  SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since July 6, 2000 and has made available to VidRev such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials") (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles accepted in the United States ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (z) fairly presented the financial position of the Company as at the respective dates thereof and the results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2003 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or
(ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

     2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonable be expected to result in any Material Adverse Effect on the Company.

     2.6  Taxes.     The Company has timely filed all tax returns that it
was required to file and such tax returns were correct and complete in all material respects. All taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity or deposited in accordance with the law.

     2.7 Intellectual Property. The Company owns or is validly licensed or otherwise has the right to use, free and clear of all liens, claims and restrictions of any kind or nature, the patents, trademarks, trade names, service marks, copyrights, trade secrets, technology, know-how and processes (collectively, "Intellectual Property") listed in Section 2.7 of the Company Disclosure Letter.

     2.8  Compliance; Permits; Restrictions.

     (a) The Company is not in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company or any of its respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, threatened against the Company, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted.

     (b) The Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of the Company (collectively, the "Company Permits"). The Company is in compliance in all material respects with the terms of the Company Permits.

     (c) The Company has no knowledge of any pending regulatory action of any sort against the Company. The Company has not committed or permitted to exist any violation of the rules and regulations of any regulatory agency or any other duly authorized governmental authority.

     2.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company has received any notice of assertion nor, to the Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company which would be likely to be material to the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.10 Employee Benefit Plans. The Company has no employee benefit plans, pension plans or multi-employee plans.

     2.11 Absence of Liens and Encumbrances. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to the Company.

     2.12 Environmental Matters. The Company has complied and is in compliance with all Federal, State, and local material environmental, health and safety requirements.

     2.13 Labor Matters. The Company has no employees.

     2.14 Agreements, Contracts and Commitments. Except as set forth in
Section 2.13 of the Company Disclosure Letter, the Company is not a party to and is not bound by:

     (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors;

     (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company and any of its officers or directors;

     (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

     (e)  any other material contract.

     Neither the Company, nor to the Company's knowledge any other party to a Company Contract (as defined herein), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound of the type described in clauses (a) through (e) above (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Company.

     2.15 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, determined that the Merger is fair to, and in the best interests of the Company and its stockholders.

     2.16 Stockholder Approval.  To the extent required by applicable law and by the requisite vote required by applicable law, the stockholders of the Company have duly approved (i) this Agreement and the Merger (ii) the Name Change (iii) the election of current VidRev members of the board of directors to the Surviving Company's board of directors, and (iv) the 2005 Stock Option
Plan attached in the form hereto as Exhibit D, each of (ii)    (iv) above to
be effective and conditional upon the Closing.

     2.17 Brokers or Finders. Except as set forth in Section 2.17 of the VidRev Disclosure Schedule, neither the Company nor any of its representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees transactions contemplated by this Agreement for which VidRev will or could be liable or responsible.

     2.18 Over the Counter Bulletin Board Listing. Assuming compliance with the application procedures of the Over the Counter Bulletin Board ("OTCBB"), the Company is not aware of any fact that would prevent the Surviving Company Common Stock to be listed on the OTCBB.

     2.19 Information. All written information provided to VidRev by or on behalf of the Company or any of its representatives (including, without limitation, each representation and warranty of the Company set forth in this Agreement) is, and the Company covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company as to any financial forecasts or projections previously furnished to VidRev by the Company.

                          ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF
                            VIDREV

     VidRev represents and warrants to the Company, subject to the exceptions specifically disclosed in writing and referencing a specific representation in the disclosure letter supplied by VidRev to the Company dated as of the date hereof (the "VidRev Disclosure Letter"), as follows:

     3.1  Organization of VidRev.

     (a) VidRev is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect on VidRev.

     (b) VidRev has delivered or made available to the Company a true and correct copy of the Articles of Incorporation and Bylaws of VidRev and similar governing instruments, as amended to date, and such instrument is in full force and effect. VidRev is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     3.2 VidRev Capital Structure. The authorized capital stock of VidRev consists of 50,000,000 shares of VidRev Common Stock, of which there were 30,356,000 shares issued and outstanding as of the date of this Agreement.
All outstanding shares of VidRev Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the VidRev Disclosure Letter, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts of VidRev that could require VidRev to issue, sell, or otherwise cause to become outstanding any of its capital stock or any other securities convertible into or evidencing the right to subscribe for any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to VidRev. At and as of the Closing, except as set forth in the VidRev Disclosure Letter, VidRev will not be a party to any agreement relating to the registration of shares of capital stock of the Company or any successor entity.

     3.3  Authority.

     (a) VidRev has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of VidRev, subject only to the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by VidRev and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each VidRev, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by VidRev does not, and the performance of this Agreement by VidRev will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of VidRev or the Certificate of Incorporation or Bylaws of VidRev, (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to VidRev or by which it or any of their respective properties is bound or affected, or (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 3.3(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair VidRev's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of VidRev pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which VidRev is a party or by which VidRev or any of their respective properties are bound or affected.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to VidRev in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Florida, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to VidRev or have a Material Adverse Effect on the ability of the Parties to consummate the Merger.

     3.4 VidRev Financial Statements. Vidrev has delivered to Company certain financial statements (including, in each case, any related notes thereto) of VidRev as attached in Schedule 3.4 in the VidRev Disclosure Letter (the "VidRev Financials") and the VidRev Financials, (x) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, and (y) fairly presented the financial position of VidRev as of and at the respective dates thereof and the results of VidRev's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of VidRev as of September 30, 2004 is hereinafter referred to as the "VidRev Balance Sheet." Except as disclosed in VidRev Financials, since the date of VidRev Balance Sheet, VidRev has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of VidRev taken as a whole, except liabilities (i) provided for in VidRev Balance Sheet, or (ii) incurred since the date of VidRev Balance Sheet in the ordinary course of business consistent with past practices.

     3.5 Absence of Certain Changes or Events. Since the date of VidRev Balance Sheet, VidRev has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonable be expected to result in any Material Adverse Effect on VidRev.

     3.6 Tax. VidRev has timely filed all tax returns that it was required to file and such tax returns were correct and complete in all material respects. All taxes that VidRev is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity or deposited in accordance with the law.

     3.7  Compliance; Permits; Restrictions.

     (a) VidRev is not, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to VidRev or by which VidRev or any of its is bound or affected, or (ii) except as set forth in Section 3.7 of the VidRev Disclosure Letter, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which VidRev is a party or by which VidRev or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to VidRev's knowledge, threatened against VidRev, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon VidRev which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of VidRev, any acquisition of material property by VidRev or the conduct of business by VidRev as currently conducted.

     (b) VidRev holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of VidRev (collectively, the "VidRev Permits"). VidRev is in compliance in all material respects with the terms of the VidRev Permits.

     (c) Except as disclosed in Section 3.7(c) of the VidRev Disclosure Letter, VidRev has no knowledge of any pending regulatory action of any sort against VidRev by any regulatory agency or any other duly authorized governmental authority in any jurisdiction which could have a Material Adverse Effect on VidRev. Except as set forth on Section 3.7(c) of the VidRev Disclosure Letter, VidRev has not knowingly committed or permitted to exist any violation of the rules and regulations of any regulatory agency or any other duly authorized governmental authority.

     3.8 Litigation. Except as disclosed in Section 3.8 of the VidRev Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which VidRev has received any notice of assertion nor, to VidRev's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against VidRev which reasonably would be likely to be material to VidRev, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     3.9  Agreements, Contracts and Commitments. Except as set forth in
Section 3.9 of the VidRev Disclosure Letter, VidRev is neither a party to nor is bound by:

     (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of VidRev's Board of Directors, other than those that are terminable by VidRev on no more than thirty days notice without liability or financial obligation;

     (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between VidRev and any of its officers or directors;

     (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

     (e)  any other material contract.

     Neither VidRev, nor to VidRev's knowledge any other party to a VidRev Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which VidRev is a party or by which it is bound of the type described in clauses (a) through (e) above (any such agreement, contract or commitment, a "VidRev Contract") in such a manner as would permit any other party to cancel or terminate any such VidRev Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to VidRev.

     3.10 Board Approval. The Board of Directors of VidRev has, as of the date of this Agreement, determined that the Merger is fair to, and in the best interests of VidRev and their respective stockholders.

     3.11 Stockholder Approval. To the extent required by applicable law and by the requisite vote required by applicable law, the stockholders of VidRev have duly approved the Merger.

     3.11 Brokers or Finders. Except as set forth in the VidRev Disclosure Letter, neither VidRev nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees transactions contemplated by this Agreement for which the Company will or could be liable or responsible.

     3.12 Information. All written information provided to the Company by or on behalf of the VidRev or any of its representatives (including, without limitation, each representation and warranty of the VidRev set forth in this Agreement) is, and VidRev covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by VidRev as to any financial forecasts or projections previously furnished to the Company by VidRev.

                           ARTICLE IV
                      ADDITIONAL AGREEMENTS

     4.1 Public Disclosure. The Parties will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger and this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, except as may be required by law, rule or regulation.

     4.2 Legal Requirements. Each of VidRev and the Company will use its respective reasonable commercial efforts to take all actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity), and will act in good faith in the performance or satisfaction of all legal requirements and promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Company will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Surviving Company Common Stock pursuant hereto, at the sole cost and expense of VidRev prior to the Effective Time, and the Surviving Company, thereafter.

     4.3 Notification of Certain Matters. VidRev will give prompt notice to the Company, and the Company will give prompt notice to VidRev, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 5.2 or 5.3, as the case may be, would not be satisfied as a result thereof or (b) any material failure of VidRev or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      4.4 Board of Directors and Certain Officers of the Surviving Company. Immediately prior to the Effective Time, each of the current members of the board of directors of the Company and each of the officers of the Company shall resign. The directors and officers of VidRev immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Company.

     4.5 Current Report on Form 8-K. Within four (4) days after (i) the execution of this Agreement and (ii) the consummation of the Merger, the Company shall file with the SEC a Current Report on Form 8-K describing the transactions contemplated by this Agreement, together with a copy of this Agreement and any other information and exhibits that may be required by applicable law.

     4.6 Conduct of Business Pending the Merger. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the other party shall otherwise agree in writing, each of the Parties:

     (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

     (b) not (i) amend or propose to amend its charter or by-laws, (ii) except as contemplated by this Agreement, split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

     (c) not make any loans, advances or capital contributions to, or investment in, any other person or entity;

     (d) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than in connection with the Merger) or any of its subsidiaries;

     (e) not take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties of such party set forth in this Agreement to be untrue as of the Effective Time; and

     (f) not agree, in writing or otherwise, to take any of the foregoing actions.

     4.7 No Reverse Splits. All stockholders of the Company shall be protected against any reverse split that occurs in the Surviving Company for a period of two years following Closing, and in the event of any such reverse split, such stockholders shall be entitled to have the Surviving Company issue to them additional shares to increase their respective stock holdings as though such reverse split had never been effected.

     4.8 No Solicitation. Until the Closing or termination of this Agreement as set forth in Section 6.1 herein, neither the Company nor VidRev will (nor will either of them permit any agent or affiliate to) solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined) or furnish any information to, or cooperate with, any person, corporation, firm or other entity with respect to an Acquisition Proposal. As used herein "Acquisition Proposal" means a proposal for a merger or other business combination involving such entity or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of such entity other than the Merger.

     4.9 SB-2 Registration Statement. The Parties agree, at the sole cost and expense of VidRev, to file as soon as practicable a Registration Statement on Form SB-2 to register the resale by TTA Technologies Ltd. of up to 1,000,000 shares of the Surviving Company Common Stock it will receive in the Merger and to register for sale and issuance by the Surviving Company of up to 1,000,000 shares of Surviving Company Common Stock.

                           ARTICLE V
                    CONDITIONS TO THE MERGER

     5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      5.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations and Warranties. The representations and warranties of VidRev contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of VidRev contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on VidRev. The Company shall have received a certificate with respect to the foregoing signed on behalf of VidRev by a duly authorized officer of VidRev.

     (b) Agreements and Covenants. VidRev shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of VidRev by a duly authorized officer of VidRev.

     (c) Cancellation/Issuance of Shares. TTA Technologies Ltd., which owns 29,374,500 shares of VidRev Common Stock shall have tendered 3,959,357 of its shares of VidRev Common Stock to VidRev for cancellation and VidRev shall cancel such shares. VidRev shall issue to Kelly Trimble 200,000 restricted shares of VidRev Common Stock prior to the Effective Time as a finder's fee in connection with the Merger. VidRev shall have 26,596,643 shares of VidRev Common Stock issued and outstanding immediately prior to the Effective Time.

     (d) Opinion of Counsel for VidRev. The Company shall have received an opinion from Brown Raysman Millstein Felder & Steiner LLP, counsel for VidRev, dated as of the Closing, relating to the transactions contemplated herein, in form and substance reasonably acceptable to the Company.

     (e) Registration Rights Agreement. VidRev shall have entered into a Registration Rights Agreement, in the form attached hereto as Exhibit E, which provides certain piggyback registration rights with respect to the Piggyback Shares.

     5.3 Additional Conditions to the Obligations of VidRev. The obligations of VidRev to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by VidRev:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time. VidRev shall have received a certificate with respect to the foregoing signed on behalf of the Company by a duly authorized officer of the Company.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and VidRev shall have received a certificate to such effect signed on behalf of the Company by a duly authorized officer of the Company.

     (c) Information Statement. The Company shall file a preliminary joint Information Statement/Registration Statement on Form S-4 with the SEC and shall use its best efforts to receive and respond to the comments of the SEC and to cause a final joint Information Statement/Registration Statement on Form S-4 (the "Definitive Information Statement/Form S-4") to be mailed to the Company's stockholders and VidRev's stockholders, all at the earliest practicable time. The Company shall notify VidRev promptly of the receipt of the comments of the SEC, and of any request by the SEC for amendments or supplements to the preliminary and Definitive Information Statement/Form S-4 or for additional information.

     If at any time prior to the Closing any event relating to the Parties should be discovered which should be set forth in an amendment of, or a supplement to, the Definitive Information Statement/Form S-4, the Parties shall use their best efforts to take any necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the Company and VidRev's stockholders, and the Parties shall transmit such amendment or supplement as promptly as practicable.

     (d) The Company's Form S-4. The Company shall file the Definitive Information Statement/Form S-4 with respect to the sale and issuance of Surviving Company Common Stock and the SEC shall declare such registration statement effective.


     (e) Over the Counter Bulletin Board Listing. VidRev has obtained assurance to its sole satisfaction that the Surviving Company Common Stock will be listed on the OTCBB.

     (f) Opinion of Counsel for The Company. VidRev shall have received an opinion from Burningham & Burningham, counsel for the Company, dated as of the Closing, relating to the transactions contemplated herein, in the form and substance reasonably acceptable to VidRex.

     (g) Cancellation/Issuance of Shares. Certain Kentex stockholders, who collectively own 2,234,640 shares of Company Common Stock shall have tendered all of their shares Company Common Stock to the Company for cancellation and the Company shall cancel such shares. The Company shall issue to Jenson Services, Inc., a Utah corporation ("Jenson Services"), 520,000 restricted shares of Company Common Stock ("Jenson Shares") in consideration of Jenson Services payment of all the Company's costs associated with the Merger and for its forgiveness of all past indebtedness of the Company to Jenson Services. The Company shall also issue to its legal counsel, Burningham & Burningham, 80,000 restricted shares of Company Common Stock (the "Burningham Shares", and together with the Jenson Shares, the "Piggyback Shares") in consideration of legal services rendered. The Company shall have 723,357 shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

     (h) No Outstanding Liabilities. The Company Financials shall reflect no liabilities and no such liabilities shall exist, or to the extent any liabilities do exist, the Company shall provide to VidRev satisfactory evidence of payment or waiver of such liabilities, including, but not limited to, payment or waiver of any and all liabilities of any type or nature whatsoever owed to Jenson Services, by the Company.

                           ARTICLE VI
                TERMINATION, AMENDMENT AND WAIVER

     6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger:

     (a) by mutual written consent duly authorized by the Boards of Directors of VidRev and the Company;

     (b) by either the Company or VidRev if the Merger shall not have been consummated by June 30, 2005.

     (c) by either the Company or VidRev if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

     (d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of VidRev set forth in this Agreement, or if any representation or warranty of VidRev shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in VidRev's representations and warranties or breach by VidRev is curable by VidRev through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 6.1(d) provided VidRev continues to exercise such commercially reasonable efforts to cure such breach, which shall be in the sole discretion of the Company; or

     (e) by VidRev, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then VidRev may not terminate this Agreement under this
Section 6.1(e) provided the Company continues to exercise such commercially reasonable efforts to cure such breach, which shall be in the sole discretion of VidRev.

     6.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 6.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 6.2, Section 6.3 and Article 7, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

     6.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.


                          ARTICLE VII
                      GENERAL PROVISIONS

     7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a)  if to VidRev, to:
                              Vidrev Technologies, Inc.
                              1875 Century Park East #700
                              Los Angeles, CA. 90067
                              Telephone: (310) 407-5352
                              Fax:
                              Attention:  Errol Gerson

          with a copy to:

                              Brown Raysman Millstein Felder & Steiner
                              LLP
                              900 Third Avenue
                              New York, New York  10022
                              Telephone: (212) 895-2000
                              Fax:  (212) 895-2900
                              Attention: Joel M. Handel, Esq.

     (b)  if to the Company, to:
                              Kentex Petroleum, Inc.
                              4685 Highland Drive
                              Suite 2002
                              Salt Lake City, Utah 84117
                              Telephone: (801) 278-9424
                              Fax:
                              Attention: Sarah E. Jenson
          with copy to:
                              Burningham & Burningham
                              Hermes Building
                              Suite 205
                              455 East Fifty South
                              Salt Lake City, Utah 84111
                              Telephone: (801) 363-7411
                              Fax: (801) 355-7126
                              Attention:  Leonard W. Burningham, Esq.

     7.2  Indemnification for Material Misstatements or Omissions.

     (a) VidRev agrees to indemnify, defend and save the Company and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "Company Indemnified Party"), harmless from and against, and to promptly pay to a Company Indemnified Party or reimburse a Company Indemnified Party for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained or incurred by such Company Indemnified Party relating to, caused by or resulting from any untrue or allegedly untrue statement of a material fact contained in any Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding VidRev included by VidRev or its management or affiliates therein.

     (b) The Company agrees to indemnify, defend and save VidRev and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "VidRev Indemnified Party"), harmless from and against, and to promptly pay to a VidRev Indemnified Party or reimburse a VidRev Indemnified Party for any and all Losses sustained or incurred by such VidRev Indemnified Party relating to, caused by or resulting from any untrue or allegedly untrue statement of a material fact contained in any Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding the Company included by the Company or its management or affiliates therein.

       7.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party, it being understood that all Parties need not sign the same counterpart.

     7.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Letter and the VidRev Disclosure Letter (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     7.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     7.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the Parties shall be governed by their respective jurisdictions of incorporation.

     7.8 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     7.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

          [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


     VIDREV TECHNOLOGIES, INC.


     By: /s/ Errol M. Gerson
         -------------------
          Name:  Errol M. Gerson
          Title: President & C.O.O


     KENTEX PETROLEUM, INC.


     By: /s/ Sarah E. Jenson
         -------------------
          Name: Sarah E. Jenson
          Title: President